Exhibit 99.1

FOR IMMEDIATE RELEASE

April 27, 2023

Codorus Valley Bancorp, Inc.

Reports First Quarter 2023 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (“Codorus Valley”, or the “Corporation”) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (“PeoplesBank”, or the “Bank”), today reported net income of $7.0 million or $0.73 per diluted common share, for the first quarter of 2023. This compares to net income of $3.1 million or $0.32 per diluted common share, for the first quarter of 2022, representing an increase of $3.9 million or 129 percent and compares to net income of $7.9 million or $0.83 per diluted common share for the fourth quarter of 2022, representing a decrease of $900,000 or 11.9 percent.

Financial and operational highlights include:

-	First quarter net income of $7.0 million compared to net income of $3.1 million in the year-ago quarter and $7.9 million in the linked quarter

-	Linked quarter 2 basis point increase in net interest margin to 4.00 percent, and 121 basis point increase from the quarter ended March 31, 2022

-	First quarter efficiency ratio of 59.05 percent

-	First quarter ROA of 1.29 percent and ROE of 15.45 percent

-	Continued improvement in credit metrics for five consecutive quarters with nonperforming assets to total loans falling to 0.55 percent

-	Cash dividend of $0.16 per share payable on May 9, 2023, to common shareholders of record on April 25, 2023

“In the first quarter, the PeoplesBank team continued to focus on the long-term financial well-being of our Company,” stated Craig L. Kauffman, President and CEO. “Actions taken during the quarter included efforts to increase our liquidity, improve credit quality, fortify the balance sheet and position ourselves to support our stakeholders.”

REVIEW OF RESULTS

Balance Sheet

Loans

Loans increased $15.0 million from December 31, 2022 to March 31, 2023, an annualized growth of 3.6 percent. During the quarter, the Bank sold $2.0 million in loan notes. Non-accrual loans decreased $2.3 million, or 21.3 percent to $8.6 million from December 31, 2022 to March 31, 2023 due to the Bank’s continued focus on improving asset quality.

Investment Securities

Investment Securities increased $4.4 million to $349.9 million at March 31, 2023 compared to $345.5 million at December 31, 2022. The Bank sold $4.7 million of investment securities, realizing a net loss of $388,000 during the first quarter of 2023, improving the security portfolio yield by three basis points. The tax-equivalent yield on securities for the three months ended March 31, 2023 was 2.68 percent, compared to 2.03 percent for the three months ended March 31, 2022 and 2.55 percent for the three months ended December 31, 2022. The unrealized loss on the securities portfolio was $40.4 million at March 31, 2023, compared to $17.7 million at March 31, 2022 and $45.5 million at December 31, 2022.

Borrowings

FHLB advances and other short-term borrowings increased $49.8 million to $61.4 million at March 31, 2023 compared to $11.6 million at December 31, 2022, as the Bank added liquidity to the balance sheet during the recent industry turmoil to provide an added measure of liquidity in the event the Bank were to experience outsized deposit withdrawals.

Deposits

Total Deposits decreased $53.8 million, or 2.8 percent from December 31, 2022 to March 31, 2023, ending the period at $1.9 billion. From year-end 2022 to March 31, 2023, noninterest-bearing demand accounts decreased $10.5 million or 2.3 percent, interest bearing demand accounts decreased $2.7 million or 1.0 percent, money market accounts decreased by $56.7 million or 8.8 percent and savings accounts decreased $3.9 million or 2.4 percent. Offsetting the decreases, certificates of deposit increased by $20.0 million or 5.2 percent.

Income Statement

The Corporation’s net interest income for the three months ended March 31, 2023 was $20.6 million, an increase of 30.9 percent when compared to $15.7 million for the same period in 2022 and a decrease of 4.2 percent when compared to $21.5 million for the linked quarter. The Corporation’s tax-equivalent net interest margin (“NIM”) was 4.00 percent for the three months ended March 31, 2023, compared to 2.79 percent for the same period in 2022 and 3.98 percent for the linked quarter.

The Corporation’s provision for credit losses for the three months ended March 31, 2023 was $738,000 compared to a provision for loan losses of $1.0 million for the same period in 2022 and a recovery of the provision for loan losses of $544,000 for the linked quarter. The Corporation’s nonperforming assets ratio was 0.55 percent at March 31, 2023, a 21.4 percent decrease from the nonperforming assets ratio of 0.70 percent at December 31, 2022. On January 1, 2023, the Corporation adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) and as such now measures and records impairment on financial instruments at the time of origination using the current expected credit loss methodology. At adoption, allowance for credit losses increased $2.8 million. The net impact to beginning retained earnings was $2.1 million.

Noninterest income for the first quarter 2023 was $4.0 million, an increase of $100,000 or 3.1 percent, as compared to noninterest income of $3.9 million for the first quarter 2022 and an increase of $500,000 or 14.7 percent as compared to the linked quarter. The increase in both periods was primarily due to higher other income related to swap loan fees, offset by the loss on sales of securities recognized during the current quarter and lower gains on sales of loans held for sale during the prior periods.

Noninterest expense was $14.8 million for the first quarter 2023, an increase of $100,000 or 1.0 percent, as compared to noninterest expense of $14.7 million for the first quarter 2022 and a decrease of $500,000 compared to noninterest expense of $15.3 million for the linked quarter. Year over year the increase was attributed to higher personnel expenses offset by lower professional and legal fees and lower impaired loan carrying costs, due to a recovery in the current period. The decrease as compared to the linked quarter was primarily the result of lower charitable donations and impaired loan carrying costs, partially offset by higher marketing expense.

Income tax expense for the quarter ended March 31, 2023 was $2.0 million compared to $800,000 for the same period in 2022 and $2.2 million in the linked quarter. The effective tax rate for the three months ended March 31, 2023, March 31, 2022 and December 31, 2022 was 22.2 percent, 20.9 and 21.7 percent, respectively.

Capital

Shareholders’ equity totaled $185.0 million at March 31, 2023, an increase of $7.7 million from $177.3 million at December 31, 2022. The increase was primarily attributable to net income of $7.0 million and other comprehensive income of $3.8 million, partially offset by dividends paid of $1.5 million for the three months ended March 31, 2023 and the adoption of ASC Topic 326 (CECL) of $2.1 million.

Book value per share was $19.28 and $18.51 at March 31, 2023 and December 31, 2022, respectively. Tangible book value per share and tangible book value per share without accumulated other comprehensive loss (1) increased to $19.04 per share and $22.26 per share, respectively, at March 31, 2023 from $18.27 per share and $21.90 per share, respectively, at December 31, 2022, primarily the result of changes in shareholders’ equity discussed above. The Corporation’s common equity tier 1 capital ratio was 12.19 percent at March 31, 2023, an increase from 12.04 percent at December 31, 2022. At March 31, 2023, all capital ratios applicable to the Bank were above regulatory minimum levels and deemed “well-capitalized” under current bank regulatory guidelines (regulatory “well-capitalized” definition is not applicable to small bank holding companies such as the Corporation).

Liquidity Risk Management

The Corporation maintains a well-diversified deposit base and has a comparatively low level of uninsured deposits. At March 31, 2023, 83% of our deposits are estimated to be FDIC-insured, and an additional 7% of deposits were fully collateralized. The average account size of our consumer deposit base is less than $18,000, and the average account size of our business deposit base is less than $90,000.

The Bank has not utilized the Federal Reserve’s Bank Term Funding Facility as of March 31, 2023. The program has attractive features, such as being able to utilize the par values (rather than market values) of a bank’s investment securities that are used as collateral for borrowings, and, for this reason, would be considered among the Bank’s other wholesale borrowing options if additional liquidity was needed.

The Bank is a member of the IntraFi Network, which provides reciprocal deposit alternatives allowing our clients to have the benefit of additional FDIC insurance coverage, and assisting the Bank in the management of its liquidity needs.

(1) Tangible book value per share and tangible book value per share without accumulated other comprehensive loss are non-GAAP financial measures. Please see Appendix for disclosure and reconciliation.

Dividend Declared

On April 11, 2023, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.16 per share, payable on May 9, 2023 to common shareholders of record at the close of business on April 25, 2023. The payment of this $0.16 per share cash dividend in the first quarter 2023 is the same as the prior quarter.

Business Lines

In the first quarter, Consumer Banking marketing efforts focused on deposit accounts through a blend of traditional and digital marketing efforts. Specific efforts focused on our Momentum Checking & Savings products, auto loans, and HELOC activations. This led to an overall 8% increase in website visitors over the previous quarter, with a 20% increase in time spent on the website. Consumer lending was also a focus, with a 25% increase in applications in the first quarter of 2023 compared to the first quarter of 2022, translating into a 303% increase in dollars loaned. In the first quarter of 2023, we further expanded our mortgage loan origination presence in the Maryland market by onboarding a new mortgage sales manager. We also opened two locations at Willow Valley Communities in Lancaster, PA to expand our presence in that market.

Business Banking focused on helping its diverse client base secure funding through its efficient and client-focused services, such as our Preferred SBA Lender program. In addition, client experience enhancements delivered new functionality and benefits to our business clients. We successfully upgraded business clients to our online banking platform, Q2, which offers new and robust features and functionality for mobile compatibility, easier transitions between personal and business accounts, reduced data keying, expanded mobile functionality, and self-service tools to manage statements and documents. This resulted in a 44% increase in traffic to the business areas of peoplesbanknet.com, as well as a 21% increase in time spent on the website over the previous quarter.

Through a variety of events, PeoplesBank Wealth Management offered the expertise of its team, as well as industry experts, to its clients. This included several Roundtable Events and sponsorship of the York Economic Forum breakfast with Linda Duessel, Senior Vice President, Senior Equity Strategist at Federated Hermes.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol “CVLY”.

Forward-looking Statements

This Press Release may contain forward-looking statements by Codorus Valley Bancorp, Inc. (the “Corporation”). Forward-looking statements may include information concerning the financial condition, results of operations and business of the Corporation and its subsidiaries and include, but are not limited to, statements regarding expectations or predictions of future financial or business performance or conditions relating to the Corporation and its operations. These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control). Forward-looking statements may also include, but are not limited to, discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, goals, expectations or consequences, and statements about future performance, expenses, operations, or products and services of the Corporation and its subsidiaries. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “believes,” “plans,” “expects,” “estimates,” “intends,” “anticipates,” “strives to,” “seeks,” ”intends,” “anticipates” or similar words or expressions.

Forward-looking statements are not historical facts, nor should they be relied upon as providing assurance of future performance. Forward-looking statements are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control. Actual results could differ materially from those indicated in forward-looking statements due to, among others, the following factors: general economic conditions; the scope and duration of the on-going COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Corporation’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; changes in market interest rates; the persistence of the current inflationary environment in the U.S. and our market areas; the uncertain impact of new laws and regulations; ineffectiveness of the Corporation’s business strategy due to changes in the current or future market conditions; changes in deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic; competition; market volatility, market downturns, changes in consumer behavior, business closures; adverse changes in the quality or composition of the Corporation’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Corporation’s business; fluctuations in real estate values; the adequacy of loan loss reserves; deterioration in the credit quality of borrowers; the Company’s ability to retain key personnel; failure or disruption of the Corporation’s information systems; failure or circumvention of our internal controls; changes in government regulation and supervision; occurrence of natural or man-made disasters or calamities, including health emergencies, the spread of infectious diseases, epidemics or pandemics, an outbreak or escalation of hostilities or other geopolitical instabilities, the effects of climate change or extraordinary events beyond the Corporation's control, and the Corporation’s ability to deal effectively with disruptions caused by the foregoing; and other economic, competitive, governmental and technological factors affecting the Corporation’s operations, markets, products, services and fees.

A discussion of certain risks and uncertainties affecting the Corporation can also be found in its Annual Report on Form 10-K for the year ended December 31, 2022, and in its current and periodic reports that are, or will be, filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov or in the Investor Relations section of the Corporation’s website at www.peoplesbanknet.com. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, to reflect new information, events occurring after the date of this press release or other circumstances.

Certain Accounting Matters

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements when filed with the SEC. Accordingly, the consolidated financial information in this announcement is subject to change.

The Corporation uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this Press Release. The Corporation’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate the Corporation’s financial condition and results of operations and, therefore, such information is useful to investors. These measures have limitations as analytical tools and should not be considered a substitute for analysis of results under GAAP. These non-GAAP financial measures are reconciled to the most comparable measures following the “Financial Highlights” section of this press release.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Craig L. Kauffman	Larry D. Pickett
President and CEO	Chief Financial Officer
717-747-1501	717-747-1502
ckauffman@peoplesbanknet.com	lpickett@peoplesbanknet.com

CODORUS VALLEY BANCORP, INC.

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share data)	2023	2022	2022

Assets
Interest bearing deposits with banks	$83,266	$99,777	$417,741
Cash and due from banks	19,999	20,662	21,474
Total cash and cash equivalents	103,265	120,439	439,215
Securities, available-for-sale, at fair value (amortized cost $390,296, net of allowance for credit losses of $0)	349,850	345,457	302,383
Restricted investment in bank stocks, at cost	2,955	955	1,311
Loans held for sale	0	154	2,016
Loans (net of deferred fees of $3,892 - 2023 and $3,813 - 2022)	1,647,881	1,632,857	1,528,496
Less-allowance for credit losses (1)	(21,544)	(20,736)	(22,027)
Net loans	1,626,337	1,612,121	1,506,469
Premises and equipment, net	21,297	21,136	21,779
Operating leases right-of-use assets	2,933	3,072	3,584
Goodwill	2,301	2,301	2,301
Other assets	89,789	89,417	80,624
Total assets	$2,198,727	$2,195,052	$2,359,682
Liabilities
Deposits
Noninterest bearing	$453,351	$463,853	$508,396
Interest bearing	1,436,034	1,479,366	1,587,476
Total deposits	1,889,385	1,943,219	2,095,872
Short-term borrowings	61,371	11,605	10,778
Long-term debt	11,543	11,550	21,571
Subordinate debentures - face amount $31,000 (less discount and debt issuance cost of $216 at March 31, 2023 and $236 at December 31, 2022)	30,784	30,764	30,703
Operating leases liabilities	3,059	3,204	3,738
Allowance for credit losses on off-balance sheet credit exposures	2,135	0	0
Other liabilities	15,504	17,410	13,301
Total liabilities	2,013,781	2,017,752	2,175,963
Shareholders' equity
Preferred stock, par value $2.50 per share;
1,000,000 shares authorized; no shares issued or outstanding	-	-	-
Common stock, par value $2.50 per share; 30,000,000 shares authorized;
shares issued: 9,883,660 at March 31, 2023 and December 31, 2022;
and shares outstanding: 9,594,217 at March 31, 2023 and 9,581,230 at December 31, 2022	24,709	24,709	24,708
Additional paid-in capital	142,098	141,896	141,409
Retained earnings	55,456	52,146	39,401
Accumulated other comprehensive loss	(30,941)	(34,764)	(13,957)
Treasury stock shares outstanding, at cost: 289,443 shares at March 31, 2023 and 302,430 at December 31, 2022	(6,376)	(6,687)	(7,842)
Total shareholders' equity	184,946	177,300	183,719
Total liabilities and shareholders' equity	$2,198,727	$2,195,052	$2,359,682

(1) Beginning January 1, 2023, calculation is based on current expected loss methodology.  Prior to January 1, 2023, calculation was based on incurred loss methodology.

CODORUS VALLEY BANCORP, INC.

Consolidated Statements of Income (Unaudited)

	Three months ended
	March 31,	December 31,	March 31,
(dollars in thousands, except per share data)	2023	2022	2022
Interest income
Loans, including fees	$23,034	$21,676	$15,681
Investment securities:
Taxable	2,457	2,374	1,280
Tax-exempt	101	110	99
Dividends	17	14	9
Other	684	1,226	228
Total interest income	26,293	25,400	17,297
Interest expense
Deposits	5,137	3,382	1,062
Federal funds purchased and other short-term borrowings	38	13	10
Long-term debt	28	30	105
Subordinated debentures	535	514	419
Total interest expense	5,738	3,939	1,596
Net interest income	20,555	21,461	15,701
Provision (recovery) for credit losses - loans (1)	492	(544)	1,027
Provision for credit losses - unfunded commitments (1)	246	0	0
Net interest income after provision for credit losses	19,817	22,005	14,674
Noninterest income
Trust and investment services fees	1,202	1,109	1,162
Income from mutual fund, annuity and insurance sales	369	289	330
Service charges on deposit accounts	1,485	1,458	1,282
Income from bank owned life insurance	322	315	311
Other income	862	401	419
Gain on sale of loans held for sale	10	4	358
Gain on sale of assets held for sale	118	13	0
Loss on sales of securities	(388)	(119)	0
Total noninterest income	3,980	3,470	3,862
Noninterest expense
Personnel	9,042	8,937	8,390
Occupancy of premises, net	978	1,004	979
Furniture and equipment	838	851	887
Professional and legal	467	345	859
Marketing	276	592	400
FDIC insurance	250	148	239
Debit card processing	478	481	382
Charitable donations	32	600	30
External data processing	1,010	1,064	821
Loss on foreclosed real estate, including provision for losses	0	25	0
Committee & Director Fees	358	101	194
PA shares tax	343	53	355
(Recovery of) impaired loan carrying costs	(98)	34	138
Other	837	1,112	1,002
Total noninterest expense	14,811	15,347	14,676
Income before income taxes	8,986	10,128	3,860
Provision for income taxes	1,994	2,196	807
Net income	$6,992	$7,932	$3,053
Net income available to common shareholders	6,992	7,932	3,053
Net income per share, basic	0.73	0.83	0.32
Net income per share, diluted	0.73	0.83	0.32

(1) Beginning January 1, 2023, calculation is based on current expected loss methodology.  Prior to January 1, 2023, calculation was based on incurred loss methodology.

CODORUS VALLEY BANCORP, INC.

Financial Highlights (Unaudited)

	Quarterly
	2023	2022	2022	2022	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data
(in thousands, except per share data)
Net income	$6,992	$7,932	$7,154	$1,953	$3,053
Basic earnings per share	$0.73	$0.83	$0.75	$0.20	$0.32
Diluted earnings per share	$0.73	$0.83	$0.75	$0.20	$0.32
Cash dividends paid per share	$0.16	$0.15	$0.15	$0.15	$0.15
Book value per share	$19.28	$18.51	$17.63	$18.37	$19.28
Tangible book value per share (1)	$19.04	$18.27	$17.39	$18.13	$19.04
Tangible book value per share without AOCI (1)	$22.26	$21.90	$21.21	$20.59	$20.50
Average shares outstanding	9,585	9,566	9,545	9,532	9,486
Average diluted shares outstanding	9,612	9,589	9,568	9,565	9,517

Performance Ratios (%)
Return on average assets (2)	1.29	1.43	1.25	0.34	0.51
Return on average equity (2)	15.45	18.50	15.93	4.31	6.33
Net interest margin (3)	4.00	3.98	3.66	3.18	2.79
Efficiency ratio (4)	59.05	60.87	63.51	74.43	74.51
Net overhead ratio (2)(5)	1.93	2.13	2.04	2.11	1.81

Asset Quality Ratios (%)
Net loan charge-offs to average loans (2)	0.15	0.24	0.02	0.54	0.47
Allowance for credit losses to total loans (6)	1.31	1.27	1.39	1.44	1.44
Nonperforming assets to total loans and foreclosed real estate	0.55	0.70	0.99	1.05	2.00

Capital Ratios (%)
Average equity to average assets	8.32	7.75	7.84	7.78	8.09
Tier 1 leverage capital ratio	10.20	9.77	9.18	8.79	8.60
Common equity Tier 1 capital ratio	12.19	12.04	11.80	11.63	11.93
Tier 1 risk-based capital ratio	12.76	12.61	12.38	12.23	12.54
Total risk-based capital ratio	15.75	15.57	15.42	15.30	15.67

(1) non-GAAP financial measure; reconciliation provided in Appendix

(2) annualized for the quarterly periods presented

(3) net interest income (tax-equivalent) as a percentage of average interest earning assets

(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(5) noninterest expense less noninterest income as a percentage of average assets

(6) excludes loans held for sale

CODORUS VALLEY BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate
Assets
Interest bearing deposits with banks	$60,286	$684	4.60%	$132,772	$1,226	3.66%	$483,553	$228	0.19%
Investment securities:
Taxable	369,154	2,474	2.72	366,923	2,387	2.58	258,112	1,289	2.03
Tax-exempt	23,537	125	2.15	25,601	137	2.13	24,583	124	2.05
Total investment securities	392,691	2,599	2.68	392,524	2,524	2.55	282,695	1,413	2.03
Loans:
Taxable (1)	1,613,154	22,860	5.75	1,598,206	21,499	5.34	1,516,145	15,594	4.17
Tax-exempt	22,597	217	3.89	22,829	222	3.85	10,891	111	4.13
Total loans	1,635,751	23,077	5.72	1,621,035	21,721	5.32	1,527,036	15,705	4.17
Total earning assets	2,088,728	26,360	5.12	2,146,331	25,471	4.71	2,293,284	17,346	3.07
Other assets (2)	71,428			66,173			92,129
Total assets	$2,160,156			$2,212,504			$2,385,413
Liabilities and Shareholders' Equity
Deposits:
Interest bearing demand	$902,917	3,461	1.55%	$942,286	2,561	1.08%	$997,383	331	0.13%
Savings	160,062	12	0.03	163,184	12	0.03	155,982	12	0.03
Time	393,732	1,664	1.71	383,013	808	0.84	451,131	719	0.65
Total interest bearing deposits	1,456,711	5,137	1.43	1,488,483	3,381	0.90	1,604,496	1,062	0.27
Short-term borrowings	12,894	38	1.20	12,605	13	0.40	9,967	10	0.41
Long-term debt	14,690	194	5.37	14,858	175	4.68	23,363	155	2.68
Subordinated debentures	30,777	369	4.86	30,757	369	4.76	30,696	369	4.88
Total interest bearing liabilities	1,515,072	5,738	1.54	1,546,703	3,938	1.01	1,668,522	1,596	0.39
Noninterest bearing deposits	444,416			476,347			511,170
Other liabilities	18,250			17,974			12,755
Shareholders' equity	182,418			171,480			192,966
Total liabilities and shareholders' equity	$2,160,156			$2,212,504			$2,385,413
Net interest income (tax equivalent basis)		$20,622			$21,533			$15,750
Net interest margin (3)			4.00%			3.98%			2.79%
Tax equivalent adjustment		(67)			(72)			(49)
Net interest income		$20,555			$21,461			$15,701

(1) Average balances include nonaccrual loans.

(2) Average balances include bank owned life insurance and foreclosed real estate.

(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.

CODORUS VALLEY BANCORP, INC.

Appendix - Non-GAAP Disclosure and Reconciliation

The Corporation has presented non-GAAP financial measures in this presentation because it believes that these measures provide useful and comparative information to assess trends in the Corporation’s financial condition and results of operations. Investors and other interested parties should note that, because not all companies use the same calculations for their non-GAAP measures, this presentation may not be comparable to other similarly titled measures presented by other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures, and the Corporation encourages a review of its consolidated financial statements in their entirety. Following are reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

"Tangible Book Value Per Share" measures book value less goodwill and core deposit intangibles.

"Tangible Book Value Per Share without Accumulated Other Comprehensive Loss" measures book value less accumulated other comprehensive loss.

Tangible Book Value Per Share and Tangible Book Value Per Share without AOCI

(in thousands, except per share data)	2023	2022	2022	2022	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Total Shareholders' Equity	$184,946	$177,300	$168,339	$175,282	$183,719
Less: Goodwill and Other Intangible Assets	(2,303)	(2,303)	(2,303)	(2,304)	(2,305)
Tangible Shareholders' Equity	$182,643	$174,997	$166,036	$172,978	$181,414
Less: Accumulated Other Comprehensive Loss	(30,941)	(34,764)	(36,499)	(23,462)	(13,957)
Tangible Shareholders' Equity without AOCI	$213,584	$209,761	$202,535	$196,440	$195,371

Common Shares Outstanding	9,594	9,581	9,548	9,541	9,528
Book Value Per Share	$19.28	$18.51	$17.63	$18.37	$19.28
Effect of Intangible Assets	(0.24)	(0.24)	(0.24)	(0.24)	(0.24)
Tangible Book Value Per Share, non-GAAP	$19.04	$18.27	$17.39	$18.13	$19.04

Book Value Per Share	$19.28	$18.51	$17.63	$18.37	$19.28
Effect of Intangible Assets and AOCI	2.98	3.39	3.58	2.22	1.22
Tangible Book Value Per Share without AOCI, non-GAAP	$22.26	$21.90	$21.21	$20.59	$20.50